EXHIBIT 8.1

[Goodwin Procter LLP Letterhead]

As of August 1, 2016

Cedar Realty Trust, Inc.

44 South Bayles Avenue

Port Washington, New York 11050

Ladies and Gentlemen:

We have acted as counsel for Cedar Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with (1) the Underwriting Agreement dated July 26, 2016 (the “Underwriting Agreement”), by and among the Company, Cedar Realty Trust Partnership, L.P. (the “Partnership”), Merrill Lynch, Pierce, Fenner & Smith Incorporated as underwriter and forward seller (the “Underwriter”) and Bank of America, N.A. as forward purchaser (the “Forward Counterparty”), and (2) the forward sale agreements entered into between the Company and the Forward Counterparty on July 26, 2016 and July 27, 2016 (together, the “Forward Sale Agreements”), relating to the sale to the Underwriter of 5,750,000 shares (the “Shares”) of common stock, par value $0.06 per share (the “Common Stock”), of the Company, including 750,000 shares of Common Stock pursuant the Underwriter’s exercise in full of its option to purchase additional shares.

The Company’s Registration Statement on Form S-3 (File No. 333-203667), originally filed by the Company with the Securities and Exchange Commission (the “SEC”) on April 27, 2015, which was amended by that certain Amendment No. 1 to Form S-3 filed by the Company with the SEC on May 19, 2015, under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on May 29, 2015, is referred to in this opinion letter as the “Registration Statement,” and the prospectus included in the Registration Statement when the Registration Statement became effective, as supplemented by the final prospectus supplement, dated July 26, 2016, as filed pursuant to Rule 424(b) under the Securities Act on July 28, 2016, is referred to in this opinion letter as the “Prospectus.” The prospectus included in the Registration Statement when the Registration Statement became effective, as supplemented by the preliminary prospectus supplement, dated July 26, 2016, as filed with the SEC on July 26, 2016, pursuant to Rule 424(b) under the Securities Act, is referred to in this opinion letter as the “Time of Sale Prospectus.”

This opinion letter relates to the Company’s qualification for U.S. federal income tax purposes as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for taxable years commencing with the Company’s taxable year ended December 31, 2012 and the accuracy of certain matters discussed in the Registration Statement, the Time of Sale Prospectus and the Prospectus under the headings “Material Federal Income Tax Considerations” and “Supplemental Material Federal Income Tax Considerations.”

In rendering the following opinions, we have reviewed and relied upon the Articles of Incorporation of the Company, the Bylaws of the Company, and the Agreement of Limited Partnership of the Operating Partnership, in each case as amended or amended and restated, and as in effect through the date hereof (the “Organizational Documents”). For purposes of this opinion letter, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity to the original documents of copies obtained by us from filings with the SEC, (v) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts, (vi) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vii) due execution and delivery of all such documents by all the parties thereto, (viii) the compliance of each party with all material provisions of such documents, and (ix) the accuracy and completeness of all records made available to us.

We also have reviewed and relied upon the representations and covenants of the Company and the Operating Partnership contained in a letter that they provided to us in connection with the preparation of this opinion letter (the “REIT Certificate”) regarding the formation, organization, ownership and operations of the Company and the Operating Partnership and other matters affecting the Company’s ability to qualify as a REIT. We assume that each of the representations and covenants in the REIT Certificate has been, is and will be true, correct and complete, that the Company and its subsidiaries have been, are and will be owned and operated in accordance with the REIT Certificate and that all representations and covenants that speak to the best of knowledge and belief (or mere knowledge and/or belief) of any person(s) or party(ies), or are subject to similar qualification, have been, are and will continue to be true, correct and complete as if made without such qualification. To the extent such representations and covenants speak to the intended ownership or operations of any entity, we assume that such entity will in fact be owned and operated in accordance with such stated intent.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that:

i.	Commencing with its taxable year ended December 31, 2012, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s prior, current and proposed ownership, organization, distributions and method of operations as described in the REIT Certificate have allowed and will continue to allow the Company to satisfy the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ended December 31, 2012; and

ii.	The statements set forth under the headings “Material Federal Income Tax Considerations” and “Supplemental Material Federal Income Tax Considerations” in the Registration Statement, the Time of Sale Prospectus and the Prospectus, insofar as such statements describe applicable U.S. federal income tax law, are correct in all material respects.

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We express no opinion other than the opinions expressly set forth herein. Our opinions are not binding on the Internal Revenue Service (the “IRS”) or a court. The IRS may disagree with and challenge our conclusions, and a court could sustain such a challenge. Our opinions are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof (including the practices and policies of the IRS in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as in effect as of the date of this opinion letter or, to the extent different and relevant for a prior taxable year or other period, as in effect for the applicable taxable year or period. Changes in applicable law could cause the U.S. federal income tax treatment of the Company to differ materially and adversely from the treatment described herein and render the tax discussion in the Registration Statement incorrect or incomplete.

In rendering our opinions, we have relied solely on the Organizational Documents, the REIT Certificate, and the assumptions set forth herein. For purposes of our opinions, we have not investigated or verified the accuracy of any of the representations in the REIT Certificate or any of our assumptions set forth herein. We also have not investigated or verified the ability of the Company and its subsidiaries to operate in compliance with the REIT Certificate or our assumptions. Differences between the actual ownership and operations of such entities and the prior, proposed and intended ownership and operations described in the REIT Certificate or our assumptions could result in U.S. federal income tax treatment of the Company that differs materially and adversely from the treatment described herein. The Company’s actual qualification as a REIT depends on the Company meeting and having met, in its actual ownership and operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for a corporation to qualify as a REIT. We will not monitor actual results or verify the Company’s compliance with the requirements for qualification and taxation as a REIT, and no assurance can be given that the actual ownership and operations of the Company and its affiliates have satisfied or will satisfy those requirements.

Our opinions do not preclude the possibility that the Company may need to utilize one or more of the various “savings provisions” under the Code and the regulations thereunder that would permit the Company to cure certain violations of the requirements for qualification and taxation as a REIT. Utilizing such savings provisions could require the Company to pay significant penalty or excise taxes and/or interest charges and/or make additional distributions to shareholders that the Company otherwise would not make.

We hereby consent to the inclusion of this opinion as Exhibit 8.1 to the Registration Statement and to the references to our firm under the heading “Supplemental United States Federal Income Tax Considerations” in the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

This opinion letter speaks only as of the date hereof, and we undertake no obligation to update this opinion letter or to notify any person of any changes in facts, circumstances or applicable law (including without limitation any discovery of any facts that are inconsistent with the REIT Certificate or our assumptions).

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP